SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report: June 6, 2007
(Date of earliest event reported)
Nu Horizons Electronics Corp

(Exact name of registrant as specified in its charter)

Delaware	001-08798	11-2621097

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

70 Maxess Road, Melville, New York	11747

(Address of principal executive offices)	(Zip Code)
(631) 396-5000

(Registrant’s telephone number including area code)
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 6, 2007, the Registrant entered into a Share Purchase and Transfer Agreement with Mrs. Inge Merl (the “Purchase Agreement”) pursuant to which the Registrant, through its wholly-owned subsidiary Nu Horizons Electronics GmbH, purchased all of the issued and outstanding shares of dacom — süd Electronic Vertriebs GmbH (“Dacom”), a company engaged in the electronic components distribution business in Germany. Under the terms of the Purchase Agreement, the Registrant paid Ms. Merl €1,951,000.00 (approximately $2.7 million).
In connection with the Purchase Agreement, on June 6, 2007, the Registrant entered into a Consent and First Amendment to Credit Agreement dated as of June 6, 2007 (the “First Amendment”) with respect to the Amended and Restated Credit Agreement dated as of January 31, 2007, each by and among Nu Horizons Electronics Corp., Citibank, N.A., as Administrative Agent, and each of the other Lenders party thereto. Pursuant to the First Amendment, the Lenders (i) consented to the Registrant’s acquisition of a German shell entity, now known as Nu Horizons Electronics GmbH, which was used for the acquisition of Dacom, and (ii) agreed to modify the covenants governing the Registrant’s investments in, loans to, or guarantees of obligations of its foreign subsidiaries, increasing the permitted amount of such investments to $110,000,000 from $70,000,000.
A copy of the Purchase Agreement is attached as Exhibit 10.1 hereto, a copy of the First Amendment is attached as Exhibit 10.2 hereto and a copy of the press release announcing the purchase transaction is attached as Exhibit 99.1 hereto. All descriptions of the terms the First Amendment are qualified by reference to the actual provisions of the First Amendment.
Item. 9.01. Financial Statements and Exhibits
10.1	Share Purchase and Transfer Agreement between Nu Horizons Electronics GmbH and Mrs. Inge Merl dated June 6, 2007

10.2	Consent and First Amendment to Credit Agreement dated June 6, 2007 between the Registrant and Citibank N.A., JP Morgan Chase Bank, N.A., Israel Discount Bank, Bank of America, N.A., Sovereign Bank, HSBC Bank USA, North Fork Bank and Bank Leumi USA

99.1	Press release dated June 6, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nu Horizons Electronics Corp.
By:	/s/ Kurt Freudenberg
Kurt Freudenberg
Vice President — Finance
Date: June 11, 2007